                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          Belden & Blake Corporation
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
               Not Applicable

     (2) Aggregate number of securities to which transaction applies:
               Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

     (4) Proposed maximum aggregate value of transaction:
               Not Applicable

     (5) Total fee paid:
               Not Applicable

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
               Not Applicable

     (2) Form, Schedule or Registration Statement No.:
               Not Applicable

     (3) Filing Party:
               Not Applicable

     (4) Date Filed:
               Not Applicable

                          BELDEN & BLAKE CORPORATION

                               5200 STONEHAM ROAD
                           NORTH CANTON, OHIO  44720


                           _________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           _________________________




        Notice is hereby given that the Annual Meeting of Shareholders of Belden & Blake Corporation will be held at the Sheraton Inn Canton, 4375 Metro Circle N.W., Canton, Ohio, on May 25, 1995 at 2:30 p.m., local time, for the following purposes:

        1. To elect four directors, each for a term of three years.

        2. To consider and vote upon an amendment to the Company's Stock Option Plan increasing the number of shares available for issuance thereunder.

        3. To transact such other business as may properly come before the meeting.

        Only shareholders of record at the close of business on March 31, 1995 are entitled to notice of and to vote at the meeting or any adjournment thereof.


        You are cordially invited to attend the meeting in person. Whether or not you expect to be present, you are requested to complete, sign, date and mail the enclosed proxy in the enclosed return envelope to assure that your shares will be represented at the meeting.

                                By order of the Board of Directors



                                Joseph M. Vitale
                                Secretary


April 21, 1995

                           BELDEN & BLAKE CORPORATION
                               5200 STONEHAM ROAD
                           NORTH CANTON, OHIO  44720


                                PROXY STATEMENT


        This Proxy Statement is furnished to shareholders of Belden & Blake Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held on May 25, 1995 and any adjournment thereof. This Proxy Statement and the accompanying form of proxy were initially mailed to shareholders on or about April 21, 1994.

        If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted as specified therein, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy may be revoked prior to its exercise by executing a later dated proxy or by giving notice of revocation to the Company in writing or in open meeting.

        Solicitation of proxies may be made by mail, personal interview, telephone or telegraph by directors, officers and regular employees of the Company without special compensation. Arrangements have also been made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting material to the beneficial owners of the voting securities of the Company, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for their expenses in connection therewith.

        Only shareholders of record at the close of business on March 31, 1995 will be entitled to notice of and to vote at the meeting. On that date there were 7,106,246 shares of Common Stock and 24,000 shares of Class II Serial Preferred Stock outstanding and entitled to vote, and each such share is entitled to one vote on each matter to be considered. There are no cumulative voting rights in the election of directors.


                             ELECTION OF DIRECTORS


        The Amended Code of Regulations of the Company provides that the Board of Directors shall be divided into three (3) classes as nearly equal in number as possible and that each director shall be elected for a term of three (3) years with the term of one class expiring each year.


        Four (4) directors are to be elected at the 1995 Annual Meeting to serve for a term of three (3) years and until their respective successors are elected. The Board of Directors has designated as nominees for election as directors Messrs. Henry S. Belden IV, Max L. Mardick, George M. Smart and Joseph M. Vitale, all of whom are currently directors of the Company. It is intended that, unless authority is withheld, proxies given will be voted "FOR" all the nominees named above. In case any nominee is unable to serve (which is not now anticipated by the Company), proxies will be voted for a substitute designated by the Board of Directors.

        Pursuant to the Company's Amended Code of Regulations, written notice of other qualifying nominations for election to the Board of Directors which shareholders may wish to make must have been received by the Secretary of the Company no later than March 1, 1995. As no notice of such other nominations was received, no other nominations for election to the Board of Directors may be made by shareholders at the meeting.

                       NOMINEES--TERMS TO EXPIRE IN 1998

HENRY S. BELDEN IV

        Mr. Belden, age 55, is Chairman of the Board and Chief Executive Officer of the Company. He has been Chairman and Chief Executive Officer of The Canton Oil & Gas Company, a wholly-owned subsidiary and predecessor of the Company, since 1982. Mr. Belden has been in the continuous employ of The Canton Oil & Gas Company since 1969 and, after serving in various operational and managerial capacities, including Supervisor of Exploration and Development, Production Superintendent and Assistant Treasurer, was named President in 1982. Prior to 1969, he was employed by Ashland Oil & Refining Co., Halliburton Services, Inc. and several well completion contractors. Mr. Belden began in the oil and gas business in 1955 as a roustabout for The Canton Oil & Gas Company and as a lease agent for independent oil and gas lease brokers and petroleum companies. Mr. Belden is a director of Phoenix Packaging Corporation, a member of the Executive Committee and Board of Trustees of the Ohio Oil & Gas Association and a member of the Society National Bank Board of Directors--Canton District. He has served as a director of the Company since 1991.

MAX L. MARDICK

        Mr. Mardick, age 60, is President and Chief Operating Officer of the Company. He has been President and Chief Operating Officer of The Canton Oil & Gas Company since 1990, having previously served as its Executive Vice President and Chief Operating Officer from 1988 to 1990. Prior to joining The Canton Oil & Gas Company in 1988, Mr. Mardick was employed by The Shell Oil Company for over thirty years and has been engaged in or closely associated with drilling and producing operations and engineering and exploration activity throughout his career. From 1977 to 1980, he was in charge of Shell's Michigan drilling and production operations. From 1980 until 1986, he served as Production Manager of the Rocky Mountain, Onshore and Eastern Divisions, after which he was Manager-Property Acquisitions/Business Development for Shell's Exploration and Production organization. Mr. Mardick has been a director of the Company since 1992.

GEORGE M. SMART

        Mr. Smart, age 49, is President and Chairman of the Board of Phoenix Packaging Corporation, a manufacturer of easy-opening lids. From 1978 to 1993, he was President and Chief Executive Officer of Central States Can Company, and from 1989 to 1992, he was an Executive Vice President of Van Dorn Company, the parent company of Central States. He is also a director of the Ohio Edison Company and Commercial Intertech Corp. Mr. Smart has served as a director of the Company since 1992.

JOSEPH M. VITALE

        Mr. Vitale, age 53, is Senior Vice President Legal, General Counsel and Secretary of the Company. He has been Senior Vice President Legal of The Canton Oil & Gas Company since 1989 and has served as its General Counsel since 1974. Mr. Vitale has supervised all legal matters affecting The Canton Oil & Gas Company since joining the organization in 1972. He has been a director of the Company since 1991.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1996

THEODORE V. BOYD

        Mr. Boyd, age 52, has been Chairman of the Beaverkettle Company, a Canton-based broadcasting company, since November 1978. He is also a general partner of the Willmoll Development Company and a member of the District Marketing Board for Society National Bank. Mr. Boyd has served as a director of the Company since 1992.

DAVID P. QUINT

        Mr. Quint, age 44, is Managing Director of Rauscher Pierce & Clark, Inc., an investment banking firm in which the Company is a minority shareholder. Until 1993 he was Senior Vice President International of the Company and had served as Vice President International of The Canton Oil & Gas Company from 1982 to 1993, in which capacities he was principally responsible for marketing and structuring foreign investment in the Company and its predecessors.

RAYMOND D. SAUNDERS

        Mr. Saunders, age 68, served as Executive Vice President and director of Witco Corporation from 1986 until his retirement in 1991. First employed by Continental Carbon Company, a Witco subsidiary, in 1947, Mr. Saunders was named Corporate Vice President of Witco and General Manager of its International Division in 1964 and became Vice President and General Manager of its Kendall/Amalie Division in 1973. Mr. Saunders has served as a director of the Company since 1992.

                CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1997

RONALD E. HUFF

        Mr. Huff, age 40, is Senior Vice President and Chief Financial Officer of the Company. Since 1989 he has been Senior Vice President and Chief Financial Officer of The Canton Oil & Gas Company, having previously served as its Senior Controller from 1986 to 1989. From 1983 to 1986, Mr. Huff was employed by Towner Petroleum Company in various capacities including Vice President and Chief Accounting Officer. From 1980 to 1983, he served as Manager of Financial Accounting for Sonat Exploration Company prior to which he was Corporate Accounting Supervisor for Transco Companies, Inc. Mr. Huff has been a director of the Company since 1991.

GARY R. PETERSEN

        Mr. Petersen, age 48, is a co-founder and partner of EnCap Investments L.C., which serves as an institutional funds manager and a financial intermediary to the energy industry. Prior to establishing that firm in 1987, Mr. Petersen was Senior Vice President and Manager of the Corporate Finance Division of the Energy Banking Group of Republic Bank Corporation in Houston, Texas. He is a director of Nuevo Energy Company and a member of the American Petroleum Institute, Independent Petroleum Association of America and the Texas Mid-Continent Oil and Gas Association. Mr. Petersen has served as a director of the Company since 1992.

PAUL R. BISHOP

        Mr. Bishop, age 51, has been Chairman, President and Chief Executive Officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977. He is a member of the Board of Directors of Society National Bank and The Hawk Group of Companies, and currently serves on the Budget Committee of the United States Olympic Committee. Mr. Bishop has served as a director of the Company since 1994.


                    INFORMATION ABOUT THE BOARD OF DIRECTORS

        The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a Nominating Committee.

        The Audit Committee, which consists of Theodore V. Boyd, George M. Smart, Gary R. Petersen and Paul R. Bishop held three meetings in 1994. Its functions are to review the plan and results of the annual audit by the Company's independent accountants, to review the adequacy of the Company's system of internal controls, to monitor related party transactions and to recommend to the directors a firm of accountants to serve as the Company's auditors.

        The Compensation Committee consists of George M. Smart, Raymond D. Saunders and Gary R. Petersen. The functions of the Compensation Committee are to review and approve senior executive base and bonus compensation and to administer the Company's Stock Option Plan. The Compensation Committee met twice in 1994.

        The Board of Directors held four meetings during 1994 and each director attended at least 75% of the total number of meetings of the Board and Committees on which he served.

        Directors who are not officers or employees of the Company receive an annual retainer of $15,000 plus $500 per Board and Committee meeting attended.

        Under the Company's Non-Employee Director Stock Option Plan, approved by shareholders at the 1994 Annual Meeting, stock options with respect to 2,000 shares of Common Stock of the Company were awarded to each of the non-employee directors on May 28, 1994. Stock options for 2,000 shares will be granted to non-employee directors following the 1995 Annual Meeting and each annual meeting thereafter until the Plan expires in 2002. All non-employee directors participate in the Plan on a non-discretionary basis. A maximum of 120,000 shares have been reserved for issuance under the Plan. The per share exercise price of each option granted under the Plan will be 100% of the fair market value of a share of Common Stock on the date such option is granted.

                             EXECUTIVE COMPENSATION

        The following table shows the annual and long-term compensation for services in all capacities to the Company during the fiscal years ended
December 31, 1994, 1993 and 1992 of the Company's Chief Executive Officer and its other four most highly compensated executive officers.


                                                                               Long-Term              All Other
                                        Annual Compensation               Compensation Awards       Compensation
                              ---------------------------------------   -----------------------    --------------
                                                                        Restricted  No. of Shares
  Name and                                               Other Annual     Stock      Underlying
  Principal Position          Year   Salary    Bonus     Compensation    Awards     Options/SARs
  ------------------          ----   ------    -----     ------------    ------     ------------
  Henry S. Belden IV          1994  $299,038  $39,720    $   -0-        $  -0-         33,000         $15,165(3)
     Chairman of the          1993   275,000    2,610        -0-           -0-         35,000          28,623
     Board and Chief          1992   254,808   34,437        -0-           -0-           -0-            7,436
     Executive Officer

  Max L. Mardick              1994   206,438   28,421        -0-            -0-        20,000           9,419(4)
     President and Chief      1993   175,000   13,252        -0-            -0-        20,000          19,930
     Operating Officer        1992   175,000   15,250        -0-          55,000(1)      -0-            5,982

  Ronald E. Huff              1994   157,354   17,608        -0-            -0-        15,000           8,125(4)
     Senior Vice              1993   151,500   10,315        -0-            -0-        15,000          16,464
     President and Chief      1992   151,485   15,250        -0-          55,000(1)      -0-            5,512
     Financial Officer

  Joseph M. Vitale            1994   150,577   17,495        -0-            -0-        15,000           7,615(4)
     Senior Vice              1993   145,000   10,122        -0-            -0-        15,000          15,601
     President Legal,         1992   145,000   15,250        -0-          55,000(1)      -0-            4,509
     General Counsel
     and Secretary

  Ronald L. Clements          1994   151,731   22,514       5,000           -0-        15,000           7,892(4)
     Senoir Vice              1993   150,000   10,287       5,000           -0-          -0-           15,359
     President of             1992   140,000   22,625        -0-          27,500(2)      -0-            4,986
     Exploration and
     Production

_________________________

(1)      Market value at date of grant of 10,000 shares of restricted
         Common Stock on May 12, 1992, which vests at the rate of 25% per year. The market value of 10,000 shares of unrestricted Common Stock at December 31, 1994 was $137,500.

(2) Market value at date of grant of 5,000 shares of restricted Common Stock on May 12, 1992, which vests at the rate of 25% per year. The market value of 5,000 shares of unrestricted Common Stock on December 31, 1994 was $68,750.

(3) Includes $5,422 as the portion of the total premium paid by the Company in 1994 under a split-dollar insurance plan that is attributable to term life insurance coverage for Mr. Belden and $9,743 in contributions of cash and Common Stock to the Company's 401(k) Profit Sharing Plan for his account.

(4) Represents contributions of cash and Common Stock to the Company's 401(k) Profit Sharing Plan for the account of the named executive officers.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                          Individual Grants
- - ------------------------------------------------------------------------
                                    % of Total
                                    Options/SARs
                         Options/    Granted to
                          SARs      Employees in  Exercise or Expiration    Grant Date
        Name            Granted (1)  Fiscal Year  Base Price     Date      Present Value (2)
        ----            ---------   ------------  ----------  ----------   --------------
  Henry S. Belden IV     33,000        18.0%        $12.375      5/27/04       $210,210

  Max L. Mardick         20,000        10.9          12.375      5/27/04        127,400

  Ronald E. Huff         15,000         8.2          12.375      5/27/04         95,550

  Joseph M. Vitale       15,000         8.2          12.375      5/27/04         95,550

  Ronald L. Clements     15,000         8.2          12.375      5/27/04         95,550

_________________________

(1) Options granted are exercisable starting 12 months after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and an additional 25% becoming exercisable on each successive anniversary date. The options were granted for a term of ten years, subject to earlier termination on cessation of employment.

(2) This is a hypothetical valuation using the Black-Scholes option pricing model. The Company's use of this model should not be considered as an endorsement of its accuracy at valuing options.
         All stock option valuation methods, including the Black-Scholes model, require a prediction about the future movement of the stock price. Since all options are granted at an exercise price equal to the market value of the Company's Common Stock on the date of grant, no value will be realized if there is no appreciation in the market price of the stock.




              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUE

                                                                             Value of Unexercised
                                                Number of Unexercised            In-the-Money
                                               Options/SARs at FY-End       Options/SARs at FY-End (1)
                                               -----------------------     ---------------------------
                       Shares
                      Acquired
                         on      Value
        Name          Exercise   Realized    Exercisable   Unexercisable   Exercisable   Unexercisable
        ----          --------   --------    -----------   -------------   -----------   -------------
  Henry S. Belden IV    -0-         -0-         8,750          59,250        $32,813        $143,813

  Max L. Mardick        -0-         -0-         5,000          35,000         18,750          83,750

  Ronald E. Huff        -0-         -0-         3,750          26,250         14,063          62,813

  Joseph M. Vitale      -0-         -0-         3,750          26,250         14,063          62,813

  Ronald L. Clements    -0-         -0-          -0-           15,000           -0-           20,625

_________________________

(1) Values are calculated as the difference between the exercise price of the options and the market value of the Company's Common Stock as of December 31, 1994.


EMPLOYMENT AND SEVERANCE AGREEMENTS

        The Company has an employment contract with Henry S. Belden IV which provides for the continuation of his employment as Chairman and Chief Executive Officer at an annual salary of $275,000 (subject to increase from time to time by the Board of Directors) for a term of five years. The term is automatically extended for an additional one-year period at the end of each full year of his employment until he attains age 65, unless terminated by either party, in which event the contract will terminate upon the earlier of the expiration of the five-year term then in effect or his attaining age 65. The obligations of the Company thereunder will terminate upon the death or total and permanent disability of Mr. Belden or upon the termination of his employment for "cause" (as defined therein). If the Board of Directors fails to re-elect him to the offices of Chairman and Chief Executive Officer at any time during the term of his employment, or if there is a substantial and adverse change in the conditions or place of his employment or a significant reduction in compensation or benefits in excess of such reductions applicable to senior executives of the Company generally, Mr. Belden may elect to terminate his employment and receive a lump sum payment equal to five times his total compensation during the immediately preceding calendar year.

        The Company has severance agreements with Messrs. Mardick, Huff and Vitale which entitle each of them to receive lump sum severance payments ranging from 100% to 200% of his respective "base amount" within the meaning of
Section 280G of the Internal Revenue Code (generally, his average annual total compensation during the five-year period immediately preceding the year of termination) in the event of the termination of his employment other than for "cause" (as defined therein) or his resignation in response to a substantial reduction in responsibilities, authority, position, compensation or location of his place of work within three years following a change of control of the Company.

        The employment contract and severance agreements described above were initially entered into by The Canton Oil & Gas Company in 1991 and assumed by the Company in connection with the consolidation of the oil and gas properties of Belden & Blake Energy Company and Belden & Blake International Limited with a group of assets and companies owned by Henry S. Belden IV, including The Canton Oil & Gas Company.

CERTAIN TRANSACTIONS

        Rauscher Pierce & Clark, Inc., a corporation in which the Company has a minority interest, was indebted to the Company in the amount of $629,329 at December 31, 1994 for interest free advances made by the Company during 1994 and prior years. The largest amount of such indebtedness outstanding at any time during 1994 was $655,432. David P. Quint, a director of the Company, is the Managing Director of Rauscher Pierce & Clark, Inc.

        In 1989, a subsidiary of the Company began leasing office space in London, England, from Henry S. Belden, IV, the Company's Chairman and Chief Executive Officer. The lease is for a term of six months subject to renewal for successive six-month periods at the option of the lessee. Lease payments for 1994 totaled $61,284 with $12,670 paid by the Company's subsidiary and $48,614 paid by Rauscher Pierce & Clark, Inc. Effective January 1, 1995, the entire lease obligation was assumed by Rauscher Pierce & Clark, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 1994, the Compensation Committee of the Board of Directors consisted of George M. Smart, Raymond D. Saunders and Gary R. Petersen. All of the persons who served on the Compensation Committee in 1994 are outside directors.

        Henry S. Belden IV, the Chairman and Chief Executive Officer of the Company, is a director of Phoenix Packaging Corporation of which Mr. Smart is President and Chairman of the Board.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors is responsible for establishing and administering the Company's executive compensation programs. The Committee has furnished the following report on Executive Compensation.

        The Compensation Committee oversees all compensation programs for senior management and reviews and approves plans and programs for all other employees to ensure that such plans and programs are competitive and will serve their primary function of attracting and retaining those employees who will contribute significantly to the growth and profitability of the Company. The Committee reviews management recommendations and ultimately determines salary levels and short-term and long-term incentive awards for executive officers and other employees at or above certain salary grade levels.

        Executive officer compensation at the Company includes four components:
(1) base salary, (2) short-term performance incentives, (3) long-term incentives, and (4) benefits.

        The Company uses external salary surveys to assign a salary range to each executive position. Salary range mid-points are targeted to be at the 50th percentile compared to industry competitors, so that positions are placed in salary ranges with mid-points that approximate pay practices of competitors. The Committee reviews and approves all salary changes for executive officers at or above certain salary grade levels. Approval of individual salary changes are based on the executive's performance, his position in the assigned salary range and the Company's salary budget and competitive pay practices. In 1994 the salaries of executive officers generally were adjusted to reflect general levels of wage and price inflation and, in the case of officers having base salaries that were below current market levels, were additionally modified to bring their salaries more in line with the competitive market rates for their positions. This approach gives each officer the opportunity to exceed market level compensation through incentive pay and reflects the Committee's philosophy that as an executive's level of responsibility increases, a greater portion of potential compensation opportunity should be based on performance incentives.

        Short-term performance incentives consisted of (i) profit sharing awards and (ii) bonuses to executive officers under an executive incentive program.

        In order to provide an incentive for all employees to focus on profitability, the Committee recommended and the full Board of Directors approved in early 1993 an incentive program under which a fixed percentage of the Company's pre-tax income would be set aside for profit sharing awards to all employees. Pursuant to that program, profit sharing awards were made to all employees in 1994 aggregating $340,000, of which half was paid in cash to the employees and half, consisting of Company Common Stock, was contributed to the Company's 401(k) Plan for their respective accounts. The profit sharing awards were allocated to all full-time employees of the Company, including the named executive officers, on the basis of salary, and are included in the amounts shown in the "Bonus" and "All Other Compensation" columns in the Summary Compensation Table.

        The Company also has an executive incentive program designed to recognize the contributions of senior executives to the over-all performance of the Company. At the end of each fiscal year, the Committee is presented with management's recommendations for executive incentive bonus awards. The Committee then reviews the recommendations and based upon its assessment of the Company's performance makes a determination as to the acceptance or modification of such recommendations. In determining the amount of the executive incentive bonus pool for 1994, the Committee's judgment was based on its assessment of the Company's overall performance rather than any formula or weighting of any particular performance measures. Some of the specific factors considered by the Committee included (i) the 14% increase in revenue, the 19% increase in net income and the 67% increase in cash flow, (ii) the substantial additions to the Company's proved oil and gas reserves, and (iii) the successful completion and integration of several strategic acquisitions. The Committee's decisions concerning the 1994 executive incentive bonuses to individual executive officers, including the Chief Executive Officer, were made in light of each executive officer's level of responsibility, performance, current salary and prior year bonus. Executive incentive bonus awards for 1994 totaled $165,428, of which half was paid in cash and half was paid in Company Common Stock. Bonus awards to the named executive officers are included in the amounts shown in the "Bonus" column in the Summary Compensation Table.

        Stock options are the principal long-term performance incentive. The primary purposes of long-term incentives are to retain and reward key employees and link management compensation with the financial interests of shareholders. To achieve these objectives, the Committee is currently using stock options whose ultimate value to the executive is tied entirely to the value of the Company's stock. The issuance of stock options at 100% of fair market value of the stock at the date of grant insures that executives will receive a benefit only when the Company's stock price increases above the option price.

        Under the terms of the Company's Stock Option Plan, the Compensation Committee alone determines the executives to whom options are to be granted, the number of shares covered by each option, the years in which the options will vest and become exercisable and other terms and conditions of the options. In May 1994, the Committee, acting on the recommendation of an independent compensation consulting firm, granted stock options to certain senior executive officers of the Company under the Stock Option Plan. Each of these options is a nonstatutory stock option with an option exercise price of $12.375 per share, which is equal to 100% of the fair market value of the Company's Common Stock on the date of grant. The options become exercisable in one-fourth increments beginning one year after the date of grant and have a term of ten years. The aggregate total of the option awards was determined by the Committee after reviewing the consulting firm's assessment of market competitive grant levels. The stock options granted to each executive were based on a percentage of each executive's salary and the market price of the Company's Common Stock on the date of grant.

        In fixing the 1994 base salary of Henry S. Belden IV, Chairman and Chief Executive Officer, the Committee reviewed the Company's positive financial performance during 1993 with respect to revenue growth, expense control, net income and cash flow. In view of those positive performance factors and the fact that the Chief Executive Officer's annual salary rate had not changed since March 1992 and to establish a base salary within the range of base salaries of peer group companies, the Committee decided that the Chief Executive Officer merited a 9% increase in salary.


        Profit sharing awards to Mr. Belden or for his account and the grant of stock options to him were made on the same basis as described above for other executive officers. In determining Mr. Belden's bonus for 1994, the Committee considered, in addition to the Company's strong financial performance during 1994 with respect to revenue growth, net income and cash flow, the achievement under his leadership of net reserve additions which increased proved gas reserves by 30% and proved oil reserves by 16% over 1993; the 24% increase in oil and gas production over the previous year and the successful accomplishments of the Company's acquisition program.


                                 COMPENSATION COMMITTEE
                                    George M. Smart, Chairman
                                    Raymond D. Saunders
                                    Gary R. Petersen

                               PERFORMANCE GRAPH


    Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's Domestic Oil Index and the NASDAQ Composite Index for the period March 31, 1992 through December 31, 1994. Trading in the Company's Common Stock commenced on March 31, 1992.

                    COMPARISON OF CUMULATIVE TOTAL RETURNS
                      March 31, 1992 - December 31, 1994

                         Belden &         S&P
                          Blake         Domestic        NASDAQ
                        Corporation     Oil Index     Market Index
                        -----------     ---------     ------------
                                        (Dollars)
Mar '92                 100.00          100.00        100.00
Dec '92                 190.91          110.87        106.08
Dec '93                 190.91          116.81        127.25
Dec '94                 250.00          122.57        133.60


Assumes $100 invested on March 31, 1992 and reinvestment of any dividends.

        PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE
                     UNDER THE COMPANY'S STOCK OPTION PLAN


     On August 25, 1994, the Board of Directors, acting on the recommendation of the Compensation Committee adopted an amendment to the Company's Stock Option Plan (the "Plan"), subject to shareholder approval, to increase the number of shares available for issuance under the Plan by 800,000 shares. At the time the Plan was adopted in 1992, 270,000 shares of Common Stock were authorized for issuance pursuant thereto. To date, stock options have been granted with respect to all 270,000 shares and, as a result, no shares remain available for issuance in connection with future grants.


     The Board of Directors believes that stock options have proved to be an important means of attracting, retaining and motivating the Company's officers and key employees. Accordingly, the Board believes that it would be in the best interests of the Company and the shareholders to increase the number of shares available for the grant of stock options so as to permit the Company to continue to offer these incentives in the future. The 800,000 shares for which approval is sought represent approximately 11% of the Company's outstanding shares of Common Stock at the date of this proxy statement.


SUMMARY OF THE PLAN


     The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), comprised exclusively of outside directors, none of whom is eligible to participate in the Plan. The Plan provides for the granting of non-qualified stock options ("NQSO's") and incentive stock options ("ISO's") to such full-time salaried employees (including officers and directors if they are employees) as the Committee may determine. The Committee has exclusive discretion to select the employees to whom options will be granted, to determine the type, size and terms of each option granted and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Plan.


     The type of options and the number of shares covered thereby that may be granted in the future under the Plan, as well as the identity or number of eligible employees who may be granted such options, are not determinable at this time. Currently, there are 17 employees who are participants in the Plan. The awards made under the Plan during 1994 are shown on the "Option/SAR Grants in Last Fiscal Year" table on page 6.


     The Plan provides that the option price of any ISO or NQSO shall not be less than 100% of the fair market value of the underlying shares of Common Stock on the date of grant. As a consequence, options benefit the recipient only when a rising stock price benefits all shareholders. Payment of the option price in cash must be made in full at the time of exercise.


     The period of any option will be determined by the Committee, but no option may be exercised earlier than one (1) year nor later than ten (10) years after the date of grant. Options become exercisable at such times and in such installments as the Committee shall determine.

     Options are not transferable or assignable during the recipient's lifetime, but upon the recipient's death may be exercised by the person to whom such right passes by will or by the laws of descent and distribution.

    Each option granted under the Plan will terminate upon the cessation of the recipient's employment with the Company or one of its subsidiaries, except that for a period of three (3) months following such cessation of employment (or twelve (12) months in the case of death or disability), the option may be exercised to the extent it was exercisable on the date the recipient's employment ceased.

     Under the Plan, if there is any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, merger or other similar capital or corporate structure change, the Board of Directors may direct that the appropriate changes be made in the number or kind of securities that may be issued under the Plan and in the terms of any outstanding options.


     The Plan will expire, if not sooner terminated, on September 30, 2001. The Board of Directors may terminate or amend the Plan at any time, except that no amendment may become effective without shareholder approval which would increase the number of shares issuable under the Plan, change the class of employees eligible to receive options, decrease the minimum price at which options may be granted or materially increase the benefits to participants accruing under the Plan.


FEDERAL INCOME TAX CONSEQUENCES

     Under existing law and regulations, the grant of an ISO or a NQSO will not result in income taxable to the employee or provide a deduction to the Company.


     An employee to whom a NQSO is granted will recognize ordinary compensation income upon the exercise of the option equal to the difference, if any, between the option price and the fair market value, as of the date of exercise, of the shares received. The tax basis of such shares to such employee will be equal to the option price plus the amount of compensation income recognized on exercise, and the employee's holding period for such shares will commence on the date the option is exercised. The Company will generally be entitled to a federal income tax deduction in respect of a NQSO in an amount equal to the ordinary compensation income recognized by the employee.


     An employee to whom an ISO is granted will not recognize income upon the exercise of the option. If the shares received upon exercise of an ISO are sold more than one year after the date of exercise and more than two years after the date of grant, the employee will normally recognize a long-term capital gain or loss equal to the difference between the sales price of such shares and the option price. If the shares are sold prior to the expiration of such period, the employee will recognize ordinary compensation income equal to the amount by which the sales price exceeds the option price and the Company will be entitled to a corresponding deduction for federal income tax purposes.


VOTE REQUIRED FOR APPROVAL


     The affirmative vote of a majority of the votes cast at the meeting is required to approve the amendment to the Plan. For this purpose, abstentions and broker nonvotes shall not be counted. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S STOCK OPTION PLAN.
       ---

NEW PLAN BENEFITS--STOCK OPTION PLAN


     The employees to whom stock options may be granted in the future under the Company's Stock Option Plan and the number of shares for which such options may be granted are not determinable at this time. The following table sets forth information regarding stock options granted under the Plan during 1994.


                                            Stock Options Granted During 1994
                                            ---------------------------------
                                                              Grant Date
                                                   Number      Present
Name and Position                                of Shares    Value (1)
- - -----------------                                ---------    ----------
Henry S. Belden IV                                33,000      $  210,210
    Chairman and
    Chief Executive Officer


Max L. Mardick                                    20,000         127,400
    President and
    Chief Operating Officer


Ronald E. Huff                                    15,000          95,550
    Senior Vice President and
    Chief Financial Officer


Joseph M. Vitale                                  15,000          95,550
    Senior Vice President Legal and
    Secretary


Ronald L. Clements                                15,000          95,550
    Senior Vice President of
    Exploration and Production


Executive Officers as a group                    158,000       1,006,460
    (11 persons including those named above)


Non-executive officer employee group              25,000         159,250


Non-executive officer director group                 -0-             -0-
- - -------------------------

(1) This is a hypothetical valuation using the Black-Scholes option pricing model. The Company's use of this model should not be considered as an endorsement of its accuracy at valuing options. All stock option valuation methods, including the Black-Scholes model, require a prediction about the future movement of the stock price. Since all options are granted at an exercise price equal to the market value of the Company's Common Stock on the date of grant, no value will be realized if there is no appreciation in the market price of the stock.



                         OWNERSHIP OF VOTING SECURITIES


     The following table sets forth information as of March 31, 1995 with respect to each person known to the Company to be the beneficial owner of more than five percent of any class of the Company's outstanding voting securities.


Title of Class            Name and Address                  Number of Shares                  Percent of Class
- - --------------            ----------------                  ----------------                  ----------------

Common Stock              Henry S. Belden IV                   992,521 (1)                           13.8%
                          5200 Stoneham Road
                          North Canton, Ohio


Common Stock              Fidelity Management &                479,500 (2)                           6.77%
                          Research Company
                          82 Devonshire Street
                          Boston, Massachusetts


Common Stock              State Street Research &              572,800 (3)                           8.09%
                          Management Company
                          One Financial Center
                          Boston, Massachusetts


Class II Serial           Witco Corporation                     24,000 (4)                            100%
Preferred Stock           New York, New York
- - -------------------------

(1) Includes 25,750 shares subject to options exercisable within 60 days. Mr. Belden has sole voting and investment power with respect to the remainder of the shares listed.

(2) Has sole investment power but no voting power with respect to the shares listed.

(3) Has sole investment power as to all the shares and sole voting power as to 412,800 of such shares.

(4) Has sole voting and investment power with respect to the shares listed.



         The following table sets forth information as of March 31, 1995 with respect to the shares of common stock of the Company beneficially owned by each director, the chief executive officer and the four other most highly compensated executive officers and all directors and executive officers as a group.


                                             Number of           Percent
  Name                                      Shares (1)(2)       of Class
  ----                                      ------------        --------
  Henry S. Belden IV                           992,521           13.8%
  Paul R. Bishop                                   760              *
  Theodore V. Boyd                               3,035              *
  Ronald E. Huff                                24,394              *
  Max L. Mardick                                29,927 (3)          *
  Gary R. Petersen                               2,480              *
  David P. Quint                                12,191              *
  Raymond D. Saunders                            2,808 (3)          *
  George M. Smart                                4,220              *
  Ronald L. Clements                            14,567              *
  Joseph M. Vitale                              24,052 (3)          *

  All of the above and other executive       1,162,863           16.1%
     officers as a group (17 persons)

*  Less than 1%
- - -----------------
(1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2) Includes shares subject to options exercisable within 60 days by Mr. Belden as to 25,750 shares, Mr. Mardick as to 15,000 shares, Mr. Huff as to 11,250 shares, Mr. Vitale as to 11,250 shares, Mr. Clements as to 3,750 shares, Messrs. Boyd, Petersen, Saunders and Smart as to 1,980 shares, Mr. Quint as to 1,000 shares and Mr. Bishop as to 660 shares.

(3) Includes shares owned by the wives and/or children of Mr. Mardick as to 9,863 shares, Mr. Saunders as to 828 shares and Mr. Vitale as to 18 shares and as to which each disclaims beneficial ownership.



         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of beneficial ownership of the Company's securities and changes in such beneficial ownership with the Securities and Exchange Commission. Such persons are also required to furnish to the Company copies of all reports they file pursuant to Section 16(a).


         Based solely on a review of the copies of the forms filed pursuant to
Section 16(a) received by it, the Company believes that its directors, executive officers and 10% shareholders have complied with all such filing requirements.

                                 VOTE REQUIRED


         The four nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for the election of directors by the holders of the Company's Common Stock and Class II Serial Preferred Stock, voting together as one class, present in person or represented by proxy at the meeting, a quorum being present, shall become directors. The affirmative vote of a majority of the votes cast by the holders of the Company's Common Stock and Class II Serial Preferred Stock, voting together as one class, present in person or represented by proxy at the meeting, a quorum being present, on the proposal to approve the amendment to the Stock Option Plan will be necessary to approve the proposal. Under Ohio law and the Company's Amended Articles of Incorporation, the total number of votes cast "for" or "against" will be counted for purposes of determining the minimum number of affirmative votes required for approval. An abstention from voting on the proposal by a shareholder present in person or represented by proxy at the meeting or any broker nonvote shall not be counted in such voting.


                         INDEPENDENT PUBLIC ACCOUNTANTS


         Ernst & Young LLP is the independent auditor for the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions at the meeting.


                           SUBMISSION OF SHAREHOLDER
                     PROPOSALS FOR THE 1996 ANNUAL MEETING


         To be eligible for inclusion in the Company's proxy statement, shareholder proposals for the 1996 Annual Meeting of Shareholders must be received at the Company's corporate office, 5200 Stoneham Road, North Canton, Ohio 44720 on or before December 22, 1995.


                                 OTHER BUSINESS


         It is not intended that any business other than that set forth in the Notice of Annual Meeting and more specifically described in this Proxy Statement will be brought before the meeting. If any other business should properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting.


         By order of the Board of Directors.


                                                 Joseph M. Vitale
                                                 Secretary


April 21, 1995




         A copy of the Company's Annual Report on Form 10-K for 1994 as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, but without exhibits, will be sent to any shareholder, without charge, upon written request directed to the Corporate Communications Department, Belden & Blake Corporation, 5200 Stoneham Road, North Canton, Ohio 44720.

           / X /  PLEASE MARK YOUR                                        SHARES IN YOUR NAME
                  VOTES AS IN THIS
                  EXAMPLE.

                  FOR      WITHHELD                                                                     FOR   AGAINST   ABSTAIN
                           FOR ALL
1. Election of   /  /        /  /         NOMINEES:  Henry S. Belden IV         2. Approval to an      /  /    /  /      /  /
   Directors                                         Max L. Mardick                amendment to the
   Each Nominee                                      George M. Smart               Company's Stock
   is nominated                                      Joseph M. Vitale              Option Plan.
   to serve a 3-year term.

   (To withhold authority to vote for any individual nominee PRINT that nominee's name on the space provided below.)
   _______________________________________________________________

                                       Change
                                        of        /  /
                                       Address

                                       Attend
                                       Meeting   /  /


       SIGNATURE(S)_____________________________________________ DATE ____________

       SIGNATURE(S)_____________________________________________ DATE ____________
       NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 -------------------------------------------------------------------------------
                            DETACH AND RETURN ABOVE

                           BELDEN & BLAKE CORPORATION
                  5200 Stoneham Road, North Canton, Ohio 44720

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 25, 1995

               The signatory of this proxy hereby constitutes and appoints Henry S. Belden IV, Joseph M. Vitale and Max L. Mardick, and each of them, the attorneys and proxies of such signatory, with full power of substitution and revocation, to attend the Annual Meeting of Shareholders of Belden & Blake Corporation (the "Company") to be held at the Sheraton Inn Canton, Belden Village, 4375 Metro Circle, N.W., Canton, Ohio, on May 25, 1995, at 2:30 p.m., Eastern Daylight Savings Time, and any adjournment thereof, to vote all the shares of capital stock of the Company which the signatory of this proxy may be entitled to vote and to vote upon the matters described in Item 1 and Item 2 of this proxy.

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR IN
     ITEM 1 AND THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S STOCK OPTION PLAN IN ITEM 2, IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

               The signatory of this proxy hereby acknowledges receipt of a copy of the Annual Report to Shareholders for the fiscal year ended December 31, 1994, and the Notice of Meeting and Proxy Statement accompanying this proxy, and hereby revokes any proxy or proxies heretofore given.